EXHIBIT 107

Calculation of Filing Fee Tables

Form F-10

(Form Type)

IsoEnergy Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Shares		(1)	(1)	—	—	—
Debt	Debt Securities		(1)	(1)	—	—	—
Other	Warrants		(1)	(1)	—	—	—
Other	Units		(1)	(1)	—	—	—
Other	Subscription Receipts		(1)	(1)	—	—	—
Unallocated (Universal) Shelf	—	457(o)	(1)	(1)	US$143,820,000(2)	0.00015310	US$22,018.85

Total Offering Amounts					US$143,820,000		US$22,018.85
Total Fee Offsets							—
Net Fee Due							US$22,018.85

(1)            There are being registered under the Registration Statement to which this exhibit pertains such indeterminate number of common shares, debt securities, warrants, units and subscription receipts of IsoEnergy Ltd. as shall have an aggregate initial offering price not to exceed US$143,820,000 (converted from C$200,000,000 at an exchange rate of C$1.00=US$0.7191, which was the daily exchange rate as reported by the Bank of Canada on May 8, 2025, a date within 5 business days of filing this Registration Statement).

(2)            Estimated for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act.